UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2016

TRANSMONTAIGNE PARTNERS L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-32505	34-2037221
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

1670 Broadway, Suite 3100, Denver, CO 80202

(Address of principal executive offices)

Registrant’s telephone number, including area code: 303-626-8200

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                 Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 19, 2016, Robert A. Burk and Lawrence C. Ross notified TransMontaigne Partners L.P. (the “Partnership”) of their intention to resign from the board of directors (the “Board”) of TransMontaigne GP L.L.C., the general partner (the “General Partner”) of the Partnership, such resignations to be effective July 21, 2016.  Mr. Burk served as the Chairman of the Conflicts Committee and as a member of the Audit and Compensation Committees of the General Partner.  Mr. Ross served as the Chairman of the Compensation Committee and as a member of the Audit and Conflicts Committees of the General Partner.  Mr. Burk and Mr. Ross were each appointed to the Board in September 2014 following the acquisition of the General Partner by NGL Energy Partners L.P.

In their respective letters of resignation, Mr. Burk and Mr. Ross each confirmed that there are no disagreements between such person and the other members of the Board regarding the operations, policies or practices of the Board, the General Partner or the Partnership.  The Partnership provided the forgoing individuals with an advanced copy of the disclosure regarding the resignations contained in this Item 5.02.

On July 21, 2016 the Board of the General Partner appointed Jay A. Wiese and Barry E. Welch to serve as independent members of the Board of the General Partner, effective July 21, 2016.  Mr. Wiese was elected to serve as the Chairman of the Compensation Committee of the General Partner and as a member of the Audit and Conflicts Committees of the General Partner.  Mr. Welch was elected to serve as the Chairman of the Conflicts Committee of the General Partner and as a member of the Audit and Compensation Committees of the General Partner.  Steven A. Blank continues to serve as an independent member of the Board of the General Partner, as the Chairman of the Audit Committee and as a member of the Compensation and Conflicts Committees of the General Partner.

Mr. Wiese was asked to join the Board, in part, based on his executive management experience in the energy industry, experience as a former member of the Board and because he qualifies as an independent director.  Mr. Wiese previously served as a director of our General Partner and as a member of the Audit, Conflicts and Compensation committees of our General Partner from October 2010 until August 2014.  From December 2006 to the present, Mr. Wiese has served as the Managing Member of Liberated Partners LLC, a global energy consulting business with a focus on client strategy, acquisitions, logistics, business development and operational analysis.  From 1982 to October 2006, Mr. Wiese served in various senior management positions, including most recently Vice President, with Magellan Midstream Partners, L.P., where he had responsibility over Magellan Terminal Holdings in the areas of commercial and business development, acquisitions and operations.  Since March 2012, Mr. Wiese has served on the board of directors of Associated Asphalt, Inc., a private company engaged in the storage and supply of liquid asphalt to the paving industry, where Mr. Wiese is currently a member of the Audit and Compensation Committees.  Mr. Wiese holds a Bachelor of Science degree in Business from Oklahoma State University where Mr. Wiese is a member of the Foundation’s Board of Trustees and Chair of its Investment Committee and Member of its Audit Committee.

Mr. Welch was asked to join the board of directors, in part, based on his corporate finance and public company executive management and board experience and because he qualifies as an independent director.  Since January 2015, Mr. Welch has been an independent energy consultant, including a senior advisor role to Southwest Generation, a US independent power company.  In June 2016, Mr. Welch joined the board of directors of Novatus Energy, LLC, a renewable energy independent power company.  Novatus owns a 1.2 GW portfolio of operational and under-construction wind and solar projects and manages interests in an additional 610 MW of operating wind projects. From 2004 to September 2014, Mr. Welch served as the Chief Executive Officer of Atlantic Power and also served on the board of directors of Atlantic Power from 2006 to 2014.  From 2001 to 2004, Mr. Welch served as the Senior Vice President, Head of the Bond and Corporate Finance Group at John

Hancock Financial Services, and from 1989 to 2001 he served in various other roles at John Hancock, including Senior Vice President, Team leader: Utilities, Infrastructure Project Finance, Oil & Gas from 1998 to 2001, Senior Managing Director, Team Leader:  Utilities and Infrastructure Project Finance from 1995 to 1998, Senior Investment Officer — Project Finance 1992 to 1995 and Investment Officer — Project Finance 1989 to 1992.  Mr. Welch holds a Bachelor of Science in Engineering degree from Princeton University and a Masters of Business Administration from Boston College.

The board of directors of the General Partner has determined that each of Messrs. Wiese and Welch qualifies as an independent director under the applicable listing standards of the New York Stock Exchange.  The compensation for Messrs. Wiese and Welch for their service on the board of directors will consist of a $30,000 annual cash retainer and an annual grant of 3,000 restricted phantom units under the TLP Management Services LLC Long-Term Incentive Plan, which phantom units vest 25% per year on the anniversary date of the grant (with vesting to be accelerated upon a change of control), as further described in the Partnership’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2016.  With respect to Wiese and Welch, other than these compensation arrangements, there are no arrangements or understandings between either Mr. Wiese and Welch, on the one hand, and any other persons, on the other hand, pursuant to which either was appointed as a director.  There are no relationships between either Mr. Wiese or Mr. Welch, on the one hand, and the General Partner or the Partnership, on the other hand, that would require disclosure pursuant to Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

TRANSMONTAIGNE PARTNERS L.P.

	By:	TransMontaigne GP L.L.C., its general partner

Date: July 22, 2016	By:	/s/ Michael A. Hammell
Michael A. Hammell
Executive Vice President, General Counsel and Secretary